Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAKKT HOLDINGS, INC.

Pursuant to Section 242 of

The General Corporation Law of the State of Delaware

Bakkt Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

1. Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“Section 1.1 Name. The name of the Corporation is Bakkt, Inc. (the “Corporation”).”

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. Eastern Time on January 22, 2026.

3. This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Bakkt Holdings, Inc. has caused this certificate to be signed by Marc D’Annunzio, its General Counsel and Secretary, on the 12th day of January, 2026.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel and Secretary

[Signature page to Certificate of Amendment of A&R Certificate of Incorporation of Bakkt Holding, Inc.]